UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

Amendment No. 3

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ISTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0511729
(State of incorporation or organization)	(IRS Employer Identification No.)

50 Technology Drive, Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class To be so registered	Name of each exchange on which each class is to be registered
None	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

In this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates: Not Applicable (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of class)

AMENDMENT NO. 3 TO FORM 8-A

The undersigned registrant hereby amends its Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “Commission”) on January 22, 2002, as amended on Form 8-A/A filed with the Commission on November 19, 2002, and Form 8-A/A filed with the Commission on June 28, 2006, by adding the information set forth below.

Item 1.	Description of Registrant’s Securities to be Registered.

Effective January 12, 2012, ISTA Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Computershare Trust Company, N.A., as successor Rights Agent, executed a Third Amendment to the Preferred Stock Rights Agreement (the “Third Amendment”), which amended that certain Preferred Stock Rights Agreement, dated as of December 31, 2001 (the “Original Rights Agreement”), by and between the Company and Mellon Investor Services LLC (“Mellon”), as amended by the First Amendment to the Preferred Stock Rights Agreement, dated as of November 18, 2002 (the “First Amendment”), by and between the Company and Mellon, and by the Second Amendment to the Preferred Stock Rights Agreement, dated as of June 23, 2006 (the “Second Amendment”), by and between the Company and U.S. Stock Transfer Corporation (as amended, the “Rights Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Rights Agreement.

The Third Amendment accelerated the expiration of the Company’s preferred stock purchase rights (the “Rights”) issued under the Rights Agreement in connection with the Company’s shareholder rights plan. As a result of the Third Amendment, the Rights expired and the Rights Agreement terminated effective as of 11:58 p.m., New York time on January 12, 2012. The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amendment, a copy of which is attached as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Commission on January 17, 2012 and is incorporated herein by this reference.

The Original Rights Agreement was filed as Exhibit 4.2 to the Registration Statement on Form 8-A filed with the Commission on January 22, 2002. The First Amendment was filed as Exhibit 4.2 to Form 8-A/A filed with the Commission on November 19, 2002. The Second Amendment was filed as Exhibit 4.1 to the Current Report on Form 8-K filed with the Commission on June 28, 2006.

Item 2.	Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit Number	Exhibit Description

4.1	Preferred Stock Rights Agreement dated as of December 31, 2001, by and between ISTA Pharmaceuticals, Inc. and Mellon Shareholder Services, LLC, as Rights Agent, including the form of Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached as Exhibits A, B and C, respectively thereto (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on January 22, 2002).

4.2	First Amendment to the Preferred Stock Rights Agreement dated as of November 18, 2002, by and between ISTA Pharmaceuticals, Inc. and Mellon Shareholder Services, LLC, as Rights Agent (incorporated by reference to Exhibit 4.2 to Form 8-A/A filed with the Securities and Exchange Commission on November 19, 2002).

Exhibit Number	Exhibit Description

4.3	Second Amendment to the Preferred Stock Rights Agreement dated as of June 23, 2006, by and between ISTA Pharmaceuticals, Inc. and U.S. Stock Transfer Corporation (incorporated by reference to Exhibit 4.1 to Form 8-K filed with the Securities and Exchange Commission on June 28, 2006).

4.4	Third Amendment to the Preferred Stock Rights Agreement dated as of January 12, 2012, by and between ISTA Pharmaceuticals, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.2 to Form 8-K filed with the Securities and Exchange Commission on January 17, 2012).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ISTA PHARMACEUTICALS, INC.

Dated: January 17, 2012	By:	/s/ Lauren P. Silvernail
Chief Financial Officer and Vice President, Corporate Development

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Preferred Stock Rights Agreement dated as of December 31, 2001, by and between ISTA Pharmaceuticals, Inc. and Mellon Shareholder Services, LLC, as Rights Agent, including the form of Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached as Exhibits A, B and C, respectively thereto (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on January 22, 2002).

4.2	First Amendment to the Preferred Stock Rights Agreement dated as of November 18, 2002, by and between ISTA Pharmaceuticals, Inc. and Mellon Shareholder Services, LLC, as Rights Agent (incorporated by reference to Exhibit 4.2 to Form 8-A/A filed with the Securities and Exchange Commission on November 19, 2002).

4.3	Second Amendment to the Preferred Stock Rights Agreement dated as of June 23, 2006, by and between ISTA Pharmaceuticals, Inc. and U.S. Stock Transfer Corporation (incorporated by reference to Exhibit 4.1 to Form 8-K filed with the Securities and Exchange Commission on June 28, 2006).

4.4	Third Amendment to the Preferred Stock Rights Agreement dated as of January 12, 2012, by and between ISTA Pharmaceuticals, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.2 to Form 8-K filed with the Securities and Exchange Commission on January 17, 2012).